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                                                                     EXHIBIT 4


                    [DEAN WITTER REYNOLDS INC. LETTERHEAD]


                                                      December 10, 1996


Hedstrom Corp.
300 Corporate Center Drive
Suite 100
Coraopolis, PA 15108


Attn: Mr. Arnold Ditri


Gentlemen:


     In connection with your consideration of a possible transaction involving Hedstrom Corporation ("you") and ERO, Inc., a Delaware corporation (collectively with its subsidiaries, the "Company"), you have requested certain oral and written information concerning the Company from officers, directors, employees and/or agents of the Company (all such information collectively referred to as the "Evaluation Material"). In consideration of furnishing you with the Evaluation Material the Company requests your agreement to the following (it being understood that you are also agreeing to cause all of your affiliates to comply with the provisions hereof):

     1. Except as hereinafter set forth, the Evaluation Material for a period of two years from the date of this agreement will be used only by you and solely for the purpose of evaluating or implementing the possible transaction with the Company, which may include the acquisition of all of the Common Stock or all of the assets of the Company (the "Transaction"), and not in any way directly or indirectly detrimental to the Company and such information will be kept confidential by you and your advisors and not disclosed to any third parties, except that you may disclose the Evaluation Material or portions thereof to those of your directors, officers, employees, advisors, lenders and representatives of your advisors (the persons to whom such disclosure is permissible being collectively called "Representatives") who need to know such information for the purpose of evaluating the Transaction (it being understood that, before disclosing the Evaluation Material or any portion thereof to such Representatives, those Representatives will be informed of the confidential nature of the Evaluation Material and will agree to be bound by this agreement and not to disclose the information to any other individual or entity). A failure by your Representatives to abide by the terms of this agreement will be deemed a breach of the agreement by you and you agree to be responsible for any breach of this agreement by your Representatives, provided that your affiliates and their Representatives shall not be deemed your Representatives unless (but solely to the extent that) you have furnished Evaluation Material to them. Evaluation Material may also be disclosed to any management firm which assists you in evaluating or implementing a transaction. Notwithstanding anything to the contrary in this letter, you shall not be responsible for any breach by any person (including any such management firm) that
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        DEAN WITTER REYNOLDS INC.


        has, with the Company's reasonable consent, entered into a separate confidentiality agreement with the Company (either directly or through its Representatives). In the event that you or any or your Representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, judicial, governmental or similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt prior written notice of such requirement, which notice shall be given prior to disclosing any of the Evaluation material so that the Company may seek a protective order or other appropriate remedy. You or your representative shall not be liable for disclosure pursuant to such requests or requirement made in accordance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, you agree to furnish only that portion of the Evaluation Material which you are advised by counsel is legally required to be furnished and to exercise best efforts to obtain assurance that confidential treatment will be afforded such Evaluation Material.

     2. The term "Evaluation Material" does not include any information which
        (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by you or your Representatives in violation of this agreement), (ii) was available to you or your Representatives on a nonconfidential basis from a source other than the Company or its advisors, provided that such source is not and was not bound by a confidentiality agreement with the Company or (iii) has been independently acquired or developed by you or your Representatives without violating any of your obligations under this agreement.

     3. If the Transaction is not consummated by you or if the Company so requests, you promptly will return to the Company all copies of the Evaluation Material in your possession or in the possession of your Representatives, and you will destroy all copies of any analyses, compilations, studies or other documents prepared by you or for your use containing or reflecting any Evaluation Material.

     4. Without the prior written consent of the Company, neither you nor your Representatives will disclose to any person (i) the fact that any investigations, discussions or negotiations are taking place concerning the Transaction, (ii) that you have requested or received Evaluation Material from the company or (iii) any of the terms, conditions or other facts with respect to any Transaction, including the status thereof. The term "person" in this agreement will be interpreted broadly to include, without limitation, any corporation, company, partnership or individual.

     5. Until two years from the date of this agreement, you agree not to initiate or maintain contact (except for contacts made in the ordinary course of business consistent with past practice) with any officer, director, member of management, employee or agent of the Company regarding its business, operation, prospects or finances, or to solicit the employment of any such individual, except after first requesting and receiving the permission of the Company, provided, however, that this agreement shall not prohibit any advertisement or general solicitation (or employment as a result thereof) that is not specifically targeted at such persons nor shall it prohibit the solicitation or employment of any such person who is not employed by the Company on the date you first solicit such person
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DEAN WITTER REYNOLDS INC.

  Hedstrom Corp.
  December 10, 1996
  Page 3


     6. You understand and acknowledge that the Company is not making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and none of the Company or any of its respective officers, directors, employees, stockholders, owners, affiliates, agents or representatives will have any liability to you or any other person resulting from your use of the Evaluation Material.

     7. You also agree that unless and until a definitive contract or contracts covering the Transaction shall have been executed and delivered, there shall not be any legal obligation whatsoever on the Company to facilitate, cooperate with you or any other party with respect to, or participate in, any Transaction by virtue of this agreement or any other written or oral expression with respect to such Transaction except, in the case of this agreement, for the matters specifically agreed to herein.

     8. You agree that until the expiration of one year from the date of this agreement, neither you (including any person or entity directly or indirectly, through one or more intermediaries, controlling you or controlled by you or under common control with you) nor your Representatives shall, nor shall you permit any of your "associates" or "affiliates" (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) to, acting alone or as part of any group except pursuant to the possible transaction described in this agreement (a) in any manner acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, any securities or property of the Company, (b) except at the specific written request of the Company, propose to enter into, directly or indirectly, any merger or business combination involving the Company or to purchase, directly or indirectly, a material portion of the assets of the Company, (c) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" or become a "participant" in any "election contest" (as such terms are defined or used in the proxy rules of the Securities and Exchange commission) with respect to the Company, or execute or solicit any written consents in lieu of a meeting of holders of the Company's voting securities or any class thereof, or otherwise seek to advise or influence any person with respect to the voting of, any voting securities of the Company, including by public announcement or written statement broadly disseminated, (d) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company except with respect to securities owned on December 10, 1996, (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies or affairs of the Company, (f) disclose any intention, plan or arrangement inconsistent with the foregoing or
        (g) advise, assist or encourage any other persons in connection with any of the foregoing. You also agree during such period not to (i) request the Company (or its directors, officers, employees' or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence) unless another party has made a proposal inconsistent with the foregoing, or (ii) take any action which might require you or the Company to make a public announcement regarding the possibility of any Transaction or any other business combination or merger with the Company, without the consent of a duly authorized representative of the Company.
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DEAN WITTER REYNOLDS INC.

  Hedstrom Corp.
  December 10, 1996
  Page 4


    9. You agree that, in the event of any breach of the provisions of this agreement, the Company shall be entitled to seek equitable relief upon proper showing, including injunction and specific performance, in addition to all other remedies available to the Company at law or in equity.

        It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

     This agreement is for the benefit of the Company, and will be governed by and construed in accordance with the internal laws of the State of Delaware. Your obligations under this agreement will expire on the earlier of two years from the date of this agreement or the closing of the possible transaction by you or any of your affiliates.

     If you agree with the foregoing, please sign and return two copies of this letter, which will constitute our agreement with respect to the subject matter of this letter.

                                      Very truly yours,

                                      DEAN WITTER REYNOLDS INC.
                                      As authorized Agent on behalf of ERO, Inc.

                                      By:/s/ Russell K. Mayerfeld
                                         --------------------------
                                      Name:  Russell K. Mayerfeld
                                      Title: Managing Director


CONFIRMED AND AGREED
as of the date written above:

Hedstrom Corp.

By:/s/ A.E. Ditri
   ------------------------
Name:
Title: